EXHIBIT 99.1

Exide Technologies Reports Fiscal 2012 First Quarter Results

MILTON, Ga., Aug. 4, 2011 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2012 first quarter financial results for the period ended June 30, 2011.

Highlights of Fiscal 2012 First Quarter:

  Net sales for the fiscal 2012 first quarter increased approximately 16% to $745.1 million from $644.7 million in the prior year quarter;
  Operating income increased approximately 30% to $13.6 million from $10.5 million in the fiscal 2011 first quarter;
  Net loss for the fiscal 2012 first quarter was $5.2 million or ($0.07) per share as compared to the prior year period net loss of $9.0 million or ($0.12) per share; and
  Adjusted net loss for the fiscal 2012 first quarter was $4.6 million or ($0.06) per share as compared to adjusted net loss of $1.8 million or ($0.02) per share in the fiscal 2011 comparative period.

Jim Bolch, President and Chief Executive Officer said, "Our first quarter results exceeded our previously communicated guidance and we are pleased with the continuing improvements in our European businesses and Industrial Americas. However, we continue to be disappointed with results for our Transportation Americas business, which limited first quarter results. Actions are being finalized to address the overall cost structure of this business."

Consolidated Results

Fiscal 2012 first quarter consolidated net sales were $745.1 million as compared to net sales of $644.7 million in the fiscal 2011 first quarter. Net sales in the fiscal 2012 period were positively impacted by lead related price increases of $29.5 million as well as the positive impact of foreign currency translation of $54.2 million. Lower unit volume occurred in aftermarket sales for Transportation Americas and Transportation Europe and Rest of World ("ROW") while original equipment ("OE") unit sales increased over the fiscal 2011 first quarter in both Transportation segments. Furthermore in the current year period, the Company experienced increased sales in the global Motive Power channel and higher Network Power sales in the Americas.

Selling and administrative expenses for the fiscal 2012 first quarter were $102.7 million or 13.8% of net sales versus the comparable prior year period of $96.0 million or 14.9% of net sales. Excluding the $6.9 million increase due to foreign currency translation, selling and administrative expenses were essentially flat to the prior year.

Fiscal 2012 first quarter operating income increased approximately 30% to $13.6 million compared to $10.5 million in the prior year first quarter primarily due to improved manufacturing efficiencies and the significant reduction in restructuring and impairment costs. Operating income for the period was favorably impacted by approximately $1.8 million of foreign currency translation. Operating income was negatively impacted by approximately $10.0 million in under-recovered lead costs resulting from higher spent battery costs and the delayed impact of lead related price escalators.

As of June 30, 2011, the Company had cash and cash equivalents of $130.9 million and $142.9 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $161.4 million and $144.0 million of availability under the revolving bank credit facility at March 31, 2011. Free cash flow was approximately ($31.3) million for the fiscal 2012 first quarter as compared to free cash flow of ($7.0) million for the prior year period. Working capital, principally inventory related, was the largest driver of the negative cash flow as we built pre-season transportation battery levels at higher than average lead costs.

Segment Information for the Three Months Ended June 30, 2011

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2012 first quarter increased to $444.8 million as compared to $408.4 million in the same period of fiscal 2011. Net sales were favorably impacted by currency translation in the amount of $28.8 million. Price increases resulting from lead escalator agreements positively impacted total Transportation net sales by $25.6 million in the fiscal 2012 first quarter. Fiscal 2012 first quarter aftermarket unit volume decreased approximately 14% as compared to the prior year first quarter while units sold to OE customers increased approximately 11% quarter-over-quarter.

Operating income was $7.7 million in the fiscal 2012 first quarter as compared to $19.0 million in the prior year first quarter. As we expected and previously communicated, our Transportation Americas business was negatively impacted by intermittent equipment downtime at our Reading, PA recycling center during the quarter. This negatively impacted first quarter results by approximately $4.9 million. In addition, although aggressive pricing was initiated in mid-May, this did not begin to impact results until June. Higher costs, including spent batteries throughout the period hampered profits further.

Excluding the positive impact of foreign currency translation, Transportation Europe and ROW segment generated a $2.6 million increase in operating income despite lower aftermarket sales. This improvement reflects the continuing operational benefits from prior cost reduction initiatives.

Industrial Energy Segments

Fiscal 2012 first quarter total net sales for the Company's combined Industrial Energy segments increased to $300.3 million as compared to $236.2 million in the comparable fiscal 2011 period. Net sales were favorably impacted by currency translation of $25.4 million. Price increases resulting from lead escalator agreements positively impacted net sales by $3.9 million in the fiscal 2012 first quarter as compared to the same period of fiscal 2011. Improved volumes positively impacted net sales in both the Motive Power and Network Power channels in the Americas and principally in the Motive Power channel in Europe and ROW.

Fiscal 2012 first quarter operating income was $13.3 million compared to $9.1 million in the prior year period. On a regional basis operating income increased in the Americas by $4.4 million and was essentially flat in Europe and ROW excluding the impact of prior restructuring and impairment charges.

The Americas experienced strong revenue growth, the combined result of market recovery and some share gain in the Network Power channel. Plant efficiencies improved on higher volume and we continue to enjoy positive mix from our Tubular plate product line.

In Europe and ROW, we have a mixed story with Europe operating income improving approximately $2.3 million on higher volume, principally in Motive Power and the benefits of prior restructuring initiatives. Profitability still lags expectations due to flat Network Power sales as compared to historical levels. The improvement in Europe was offset by a reduction in profitability in our Asia Pacific business. China based manufacturers continued to exert downward pricing pressure forcing us to react to maintain market share.

Looking Ahead

Bolch stated, "We currently expect operating income in the fiscal second quarter to exceed the prior year period, and we affirm the previously provided fiscal 2012 operating income guidance of $160 million to $170 million, which includes restructuring of $8 - $10 million."

Non-GAAP Financial Measures

The Company calculates Adjusted Net Income or Loss and Adjusted Earnings or Loss Per Share by excluding from net income (loss) per diluted share certain items: reorganization items related to the Company's prior bankruptcy proceedings and restructuring and impairment charges incurred to improve its relative cost position when compared with the competition.

The Company believes that this measure is useful to investors and management because it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

Each of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, August 5, 2011 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 83054396

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET August 5, 2011 to 11:59 p.m. ET August 19, 2011
Domestic dial-in: 855-859-2056
International dial-in: 404-537-3406
Passcode: 83054396

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, operating income or loss, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe which could require the payment of significant cash taxes, (x) competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) general economic conditions, (xiv) the Company's ability to successfully pass along increased material costs to its customers, and (xv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xvi) those risk factors described in the Company's fiscal 2011 Form 10-K filed on June 1, 2011.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. We do not undertake to update our forward looking statement.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended
	June 30, 2011	June 30, 2010
	(In thousands, except per-share data)

Net sales	$ 745,095	$ 644,666
Cost of sales	628,445	529,948
Gross profit	116,650	114,718

Selling and administrative expenses	102,738	96,015
Restructuring and impairments, net	295	8,205
Operating income	13,617	10,498

Other expense, net	120	10,321
Interest expense, net	17,660	14,983
Loss before income taxes	(4,163)	(14,806)
Income tax provision (benefit)	1,633	(5,800)
Net loss	(5,796)	(9,006)
Net (loss) income attributable to noncontrolling interests	(604)	38
Net loss attributable to Exide Technologies	$ (5,192)	$ (9,044)

Loss per share
Basic and diluted	$ (0.07)	$ (0.12)

Weighted average shares
Basic and diluted	77,518	76,315

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per-share data)

	June 30, 2011	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 130,856	$ 161,363
Accounts receivable, net	483,907	508,937
Inventories, net	599,813	519,909
Prepaid expenses and other current assets	22,790	22,476
Deferred income taxes	31,485	31,115
Total current assets	1,268,851	1,243,800
Property, plant and equipment, net	619,289	611,635
Other assets:
Goodwill and intangibles, net	179,102	178,418
Deferred income taxes	85,926	81,036
Other noncurrent assets	73,418	68,775
	338,446	328,229
Total assets	$ 2,226,586	$ 2,183,664
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 10,218	$ 9,088
Current maturities of long-term debt	1,644	2,132
Accounts payable	421,596	417,156
Accrued expenses	299,719	273,387
Total current liabilities	733,177	701,763
Long-term debt	746,533	746,938
Noncurrent retirement obligations	213,773	214,236
Deferred income taxes	18,271	15,898
Other noncurrent liabilities	98,365	98,940
Total liabilities	1,810,119	1,777,775

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 77,915 and 77,498 shares issued and outstanding	779	775
Additional paid-in capital	1,130,305	1,127,124
Accumulated deficit	(777,844)	(772,652)
Accumulated other comprehensive income	62,542	49,540
Total stockholders' equity attributable to Exide Technologies	415,782	404,787
Noncontrolling interests	685	1,102
Total stockholders' equity	416,467	405,889
Total liabilities and stockholders' equity	$ 2,226,586	$ 2,183,664

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Three Months Ended
	June 30, 2011	June 30, 2010
Cash Flows From Operating Activities:
Net loss	$ (5,796)	$ (9,006)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities—
Depreciation and amortization	21,755	20,936
Unrealized gain on warrants	(68)	(101)
Net loss on asset sales / impairments	248	1,311
Deferred income taxes	(1,849)	(9,824)
Provision for doubtful accounts	455	(416)
Non-cash stock compensation	1,368	1,957
Amortization of deferred financing costs	1,090	1,213
Currency remeasurement loss	2,551	9,756
Changes in assets and liabilities —
Receivables	30,937	53,749
Inventories	(72,075)	(53,807)
Other current assets	(126)	(314)
Payables	(2,529)	(6,531)
Accrued expenses	19,981	(9,481)
Other noncurrent liabilities	(5,018)	328
Other, net	(3,506)	3,468
Net cash (used in) provided by operating activities	(12,582)	3,238

Cash Flows From Investing Activities:
Capital expenditures	(18,723)	(10,447)
Proceeds from asset sales	9	287
Net cash used in investing activities	(18,714)	(10,160)

Cash Flows From Financing Activities:
Increase in short-term borrowings	834	2,286
Decrease in borrowings under Senior Secured Credit Facility	--	(714)
Decrease in other debt	(1,184)	(410)
Acquisition of noncontrolling interests/other	277	(865)
Net cash (used in) provided by financing activities	(73)	297

Effect of Exchange Rate Changes on Cash and Cash Equivalents	862	(2,395)

Net Decrease In Cash and Cash Equivalents	(30,507)	(9,020)
Cash and Cash Equivalents, Beginning of Period	161,363	89,558
Cash and Cash Equivalents, End of Period	$ 130,856	$ 80,538

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period --
Interest	$ 2,139	$ 4,097
Income taxes (net of refunds)	$ 3,939	$ 1,658

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT

	For the Three Months Ended
	June 30, 2011	June 30, 2010
	(In thousands)
Net sales
Transportation Americas	$ 217,597	$ 227,054
Transportation Europe & ROW	227,220	181,373
Industrial Energy Americas	88,544	68,491
Industrial Energy Europe & ROW	211,734	167,748
	$ 745,095	$ 644,666

Operating income
Transportation Americas	$ (4,550)	$ 10,915
Transportation Europe & ROW	12,253	8,066
Industrial Energy Americas	9,389	4,982
Industrial Energy Europe & ROW	3,935	4,069
Unallocated corporate expenses	(7,115)	(9,329)
	13,912	18,703
Restructuring and Impairment Costs	295	8,205
Total Operating Income	$ 13,617	$ 10,498

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

FOR THE THREE MONTHS ENDED
	June 30, 2011	June 30, 2010

Net cash (used in) provided by operating activities	$ (12.6)	$ 3.2
Net cash used in investing activities	(18.7)	(10.2)
Free Cash Flow	$ (31.3)	$ (7.0)

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NON-GAAP ADJUSTED (LOSS) PER SHARE RECONCILIATION
(in millions, except per share data)

	FOR THE THREE MONTHS ENDED
	June 30, 2011		June 30, 2010
	Dollars	Per Share	Dollars	Per Share

Net Loss	$ (5.2)	$ (0.07)	$ (9.0)	$ (0.12)
Reorganization items, net of tax	0.4	0.01	0.4	0.01
Restructuring and impairment, net of tax	0.2	0.00	6.8	0.09
Non-GAAP Adjusted Net Loss / EPS	$ (4.6)	$ (0.06)	$ (1.8)	$ (0.02)
CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Senior Director, Corporate Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director, Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com